FLEXSHARES TRUST
			     50 SOUTH LASALLE STREET
				CHICAGO, IL 60603



November 6, 2020

VIA EDGAR

U.S. Securities and Exchange Commission
100 F Street, NE
Washington, DC 20549

	Re: 	FlexShares Trust (the "Trust")
       		File Nos. 811-22555 and 333-173967

Ladies and Gentlemen:

On behalf of the Trust, please find enclosed the following documents for filing pursuant to Rule 17g-1 (the "Rule") of the Investment Company Act of 1940, as amended (the "1940 Act"):

1. A copy of Investment Company Asset Protection Bond No. 82307767 issued by Federal Insurance Company, a single insured bond in the amount of $2,500,000 (the "Bond"); and

2. A Secretary's Certificate certifying to the resolutions adopted by the Board of Trustees of the Trust (collectively, the "Board" and each individually, a "Trustee"), including by a majority of the Trustees who are not "interested persons" of the Trust, as defined by Section 2(a)(19) of the 1940 Act, at a meeting of the Board held on September 25, 2020, approving the form and amount of the Bond.

A premium of $7,250 was paid for the Bond for the period commencing November 15, 2020 and ending November 15, 2021.



FlexShares Trust


/s/ Jose J. Del Real
__________________________

Jose J. Del Real
Secretary